Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America
Announces Dismissal of Class Action Lawsuit

Minneapolis, MN—November 30, 2015—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI), a leading provider of appliance recycling and retailing services, today announced the United States District Court for the Central District of California entered an order on November 24, 2015, granting the motion of Appliance Recycling Centers of America, Inc. (the “Company”) to dismiss the lawsuit commenced against the Company and certain current and former officers of the Company on March 6, 2015, by Jason Feola, individually and as a putative representative of a class consisting of purchasers of the Company’s common stock between March 15, 2012 and February 11, 2015.
The Court’s order provides that the dismissal is without prejudice and that the plaintiffs may file an amended complaint within 21 days of the issuance of the order.

About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA (www.ARCAInc.com) is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap.
ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward (Jack) R. Cameron, CEO
(952) 930-9000